                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement    [ ]  Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                               VF CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

     (3)  Filing party:

        ------------------------------------------------------------------------

     (4)  Date filed:

        ------------------------------------------------------------------------

                             [VF CORPORATION LOGO]

                                 VF CORPORATION

                                                                  March 22, 2001

Dear Shareholder:

     The Annual Meeting of Shareholders of VF Corporation will be held on Tuesday, April 24, 2001, at the O.Henry Hotel, Caldwell Room, 626 Green Valley Road, Greensboro, North Carolina, commencing at 10:30 a.m. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

     At the meeting, shareholders will be asked to (i) elect four directors,
(ii) approve an amendment to VF's 1996 Stock Compensation Plan to increase the number of shares of Common Stock available for future grants by 7.0 million shares and increase the annual per-person limitation on option grants, and re-approve certain other material terms of the Plan relating to performance goals (the "Stock Compensation Plan Proposal"), and (iii) consider such other matters as may properly come before the meeting.

     Your Board of Directors recommends a vote FOR the election of the persons nominated to serve as directors and FOR the Stock Compensation Plan Proposal. Regardless of the number of shares you own or whether you plan to attend, it is important that your shares be represented and voted at the meeting.

     You may vote in person at the Annual Meeting or by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided. Also, you may vote your shares via the Internet or via a toll-free telephone number as explained on page 1 of the attached proxy statement.

     Your interest and participation in the affairs of VF are most appreciated.

                                          Sincerely,

                                          /s/ Mackey J. McDonald
                                          Mackey J. McDonald
                                          Chairman, President and
                                          Chief Executive Officer

                             [VF CORPORATION LOGO]

                                 VF CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held April 24, 2001

                                                                  March 22, 2001

To the Shareholders of VF CORPORATION:

     The Annual Meeting of Shareholders of VF Corporation will be held at the O.Henry Hotel, Caldwell Room, 626 Green Valley Road, Greensboro, North Carolina, on Tuesday, April 24, 2001, at 10:30 a.m., for the following purposes:

     (1) to elect four directors to hold office until the 2004 Annual Meeting of Shareholders;

     (2) to approve an amendment to the VF Stock Compensation Plan to increase the number of shares of Common Stock available for future grants by 7.0 million shares and increase the annual per-person limitation on option grants, and re-approve certain other material terms of the Plan relating to performance goals; and

     (3) to transact such other business as may properly come before the meeting and at any adjournments thereof.

     A copy of VF's Annual Report for 2000 is enclosed for your information.

     Only shareholders of record as of the close of business on March 6, 2001 are entitled to notice of and to vote at the meeting.

                                             By Order of the Board of Directors

                                                  Candace S. Cummings
                                             Vice President -- Administration,
                                             General Counsel and Secretary

                             YOUR VOTE IS IMPORTANT

              YOU ARE URGED TO VOTE YOUR SHARES VIA THE INTERNET,
            OUR TOLL-FREE TELEPHONE NUMBER OR BY SIGNING, DATING AND PROMPTLY RETURNING YOUR PROXY IN THE ENCLOSED ENVELOPE.

                                 VF CORPORATION

                                PROXY STATEMENT

                  FOR THE 2001 ANNUAL MEETING OF SHAREHOLDERS

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of VF Corporation to be voted at VF's Annual Meeting of Shareholders on April 24, 2001 and at any adjournment or adjournments of the meeting (the "Meeting") for the purposes described in the foregoing notice of the Meeting. Proxies validly delivered by shareholders (by Internet, telephone or mail as described below) and received by VF prior to the Meeting will be voted in accordance with the instructions contained therein. If no instructions are given, a proxy will be voted (1) for the election of the four nominees proposed for election as directors and (2) for approval of an amendment to VF's Stock Compensation Plan to increase the number of shares available for future grants by 7.0 million shares and increase the annual per-person limitation on option grants, and re-approval of certain other material terms of the Plan relating to performance goals (the "Stock Compensation Plan Proposal").

     The securities entitled to vote at the Meeting consist of shares of VF Common Stock and Series B ESOP Convertible Preferred Stock ("Series B Stock"). At the close of business on March 6, 2001, there were 113,820,797 outstanding shares consisting of 112,250,496 shares of Common Stock and 1,570,301 shares of Series B Stock. Each share of Common Stock is entitled to one vote and each share of Series B Stock is entitled to two votes. Only holders of record at the close of business on March 6, 2001 will be entitled to notice of and to vote at the Meeting. Shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast must be present at the Meeting in person or by proxy to constitute a quorum for the transaction of business. A plurality of the votes cast at the Meeting is required for the election of directors. The affirmative vote of a majority of the votes cast at the Meeting is required for approval of the Stock Compensation Plan Proposal. Withheld votes, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors or the approval of the Stock Compensation Plan Proposal. Shares of Common Stock and shares of Series B Stock will vote together as a single class. Shareholders of record may vote in person at the Annual Meeting or by proxy.

     There are three ways to vote by proxy:

          1) BY INTERNET: Visit the web site http://www.eproxyvote.com/vfc. To vote your shares, you must use the control number printed on your proxy/voting instruction card. The web site is available 24 hours a day, seven days a week, and will be accessible UNTIL 11:59 p.m., Eastern Daylight Time, on April 23, 2001;

          2) BY TELEPHONE: Call toll-free 1-877-PRXVOTE (1-877-779-8683). To vote your shares, you must use the control number printed on your proxy/voting instruction card. Telephone voting is accessible 24 hours a day, seven days a week, UNTIL 11:59 p.m., Eastern Daylight Time, on April 23, 2001; or

          3) BY MAIL: Mark your proxy/voting instruction card, date and sign it, and return it in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy/voting instruction card to VF Corporation, c/o First Chicago Trust Company, a division of EquiServe, P.O. Box 8923, Edison, New Jersey 08818-8923.

              IF YOU VOTE YOUR PROXY BY INTERNET OR TELEPHONE, YOU NEED NOT RETURN YOUR PROXY/VOTING INSTRUCTION CARD.

     A copy of VF's Annual Report for the fiscal year ended December 30, 2000 accompanies this proxy statement. No material contained in the Annual Report is to be considered a part of the proxy solicitation material.

     VF's mailing address is P.O. Box 21488, Greensboro, North Carolina 27420. This proxy statement and the form of proxy/voting instruction card were first mailed or given to security holders on approximately March 22, 2001.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     VF's Board of Directors has nominated the four persons named below to serve as directors until the 2004 Annual Meeting. The persons named in the accompanying form of proxy/voting instruction card intend to vote such proxy for the election as directors of the following nominees. If any nominee is unable to serve or will not serve as a director, the proxies solicited hereby will be voted for such other person or persons as may be nominated by the Board of Directors. The Board of Directors may fill vacancies in the Board of Directors, and any director chosen to fill a vacancy would hold office until the next election of the class for which such director had been chosen. VF's historic practice has been to require that a majority of its Board consist of directors who have never served as employees of VF or its subsidiaries, currently eleven of twelve directors. None of the nominees for election as directors at the 2001 Annual Meeting have ever served as employees of VF or its subsidiaries.

------------------------------------------------------------------------------------------
                                                                            YEAR IN WHICH
                                                                             SERVICE AS A
NAME                                  PRINCIPAL OCCUPATION                  DIRECTOR BEGAN
------------------------------------------------------------------------------------------
To Serve Until the
2004 Annual Meeting
 Robert D. Buzzell, 67..............  Distinguished Visiting Professor,
                                      Georgetown University,
                                      and Professor Emeritus,
                                      Harvard Business School.............            1983
 Edward E. Crutchfield, 59..........  Former Chairman and
                                      Chief Executive Officer,
                                      First Union Corporation.............            1992
 George Fellows, 58.................  Former President and
                                      Chief Executive Officer,
                                      Revlon, Inc.........................            1997
 Daniel R. Hesse, 47................  Chairman, President and
                                      Chief Executive Officer,
                                      TeraBeam Corporation................            1999
------------------------------------------------------------------------------------------

     Dr. Buzzell has served as Distinguished Visiting Professor at Georgetown University since 1998 and Professor Emeritus of Harvard Business School since 1993. Dr. Buzzell served as a Distinguished Professor at the School of Business Administration of George Mason University from 1993 to 1998. He served on the faculty of the Harvard Graduate School of Business Administration from 1961 to 1993. Dr. Buzzell also serves as a director of Harleysville Group, Inc. He is a member of the Finance, Organization and Compensation, and Pension Advisory Committees of the Board of Directors.

     Mr. Crutchfield served as the Chairman and Chief Executive Officer of First Union Corporation, a banking and financial services company, from 1985 until his retirement in 2000. VF maintains banking relationships with First Union. Mr. Crutchfield serves as a director of First Union and The Liberty Corporation. He is a member of the Executive and Finance Committees of the Board of Directors.

     Mr. Fellows is the former President and Chief Executive Officer of Revlon, Inc. and of Revlon Consumer Products Corporation, positions he held from 1997 through 1999. He was President and Chief Operating Officer of Revlon, Inc. and Revlon Consumer Products Corporation from 1995 until 1997. He is a member of the Audit and Nominating Committees of the Board of Directors.

     Mr. Hesse is the Chairman, President and Chief Executive Officer of TeraBeam Corporation, a telecommunications company. From May 1997 until March 2000, Mr. Hesse was President and Chief Executive Officer of AT&T Wireless Services. He also served as an Executive Vice President of AT&T. Prior to this appointment in May 1997, Mr. Hesse was General Manager of the AT&T Online Services Group. From 1991 to 1995, Mr. Hesse was President and Chief Executive Officer of AT&T Network Systems International. He is a member of the Audit and Organization and Compensation Committees of the Board of Directors.

------------------------------------------------------------------------------------------
                                                                            YEAR IN WHICH
                                                                             SERVICE AS A
NAME                                  PRINCIPAL OCCUPATION                  DIRECTOR BEGAN
------------------------------------------------------------------------------------------
Directors Whose Terms
Expire at the 2003
Annual Meeting
 Erskine B. Bowles, 55..............  General Partner,
                                      Forstmann Little & Co.
                                      and Managing Director,
                                      Carousel Capital Company, LLC.......            1999
 Robert J. Hurst, 55................  Vice Chairman,
                                      The Goldman Sachs Group, Inc........            1994
 W. Alan McCollough, 51.............  President and Chief Executive
                                      Officer, Circuit City Stores, Inc. .            2000
 M. Rust Sharp, 60..................  Of Counsel to Heckscher, Teillon,
                                      Terrill & Sager (Attorneys).........            1984
------------------------------------------------------------------------------------------

     Mr. Bowles is a general partner of Forstmann Little & Co., a New York private equity firm, and a managing director of Carousel Capital Company, LLC, a North Carolina merchant bank. From November 1996 to November 1998, Mr. Bowles served as White House Chief of Staff to the President of the United States. Mr. Bowles was Assistant to the President and Deputy Chief of Staff from October 1994 through December 1995. Before serving in the White House, Mr. Bowles was Administrator of the U.S. Small Business Administration. Prior to his government service, he served as Chairman and CEO of Bowles Hollowell Conner & Co., an investment banking firm he founded in 1975. Mr. Bowles is a director of First Union Corporation and McLeodUSA Incorporated, a telecommunications company. He is a member of the Nominating and Organization and Compensation Committees of the Board of Directors.

     Mr. Hurst is Vice Chairman and member of the Board of Directors of The Goldman Sachs Group, Inc., an international investment banking and securities firm. Mr. Hurst was Vice Chairman of The Goldman Sachs Group, L.P. , the predecessor of The Goldman Sachs Group, Inc., and served as its Head or Co-Head of Investment Banking from December 1990 to November 1999. VF maintains investment banking relations with Goldman Sachs. Mr. Hurst also serves as a director of IDB Holding Corporation, a multi-industry corporation based in Israel, and Constellation Energy Group, a corporation in the business of generating, distributing and trading energy. He is a member of the Executive, Finance, and Nominating Committees of the Board of Directors.

     Mr. McCollough has served as President and Chief Executive Officer of Circuit City Stores, Inc. since June 2000. From 1997 to June 2000, he was President and Chief Operating Officer of Circuit City. From 1995 to 1997, he served as Senior Vice President of Merchandising for Circuit City. He is a member of the Board of Directors of Circuit City. Mr. McCollough is a member of the Audit and Pension Advisory Committees of the Board of Directors.

     Mr. Sharp has been Of Counsel to Heckscher, Teillon, Terrill & Sager, a law firm located in West Conshohocken, Pennsylvania, since May 1999. He was Of Counsel to Pepper Hamilton LLP, a national law firm headquartered in Philadelphia, Pennsylvania, from December 1996 until May 1999. Mr. Sharp was previously a partner with the law firm of Clark, Ladner, Fortenbaugh & Young, a Philadelphia, Pennsylvania law firm. Mr. Sharp is a member of the Executive and Finance Committees of the Board of Directors. (Also see Security Ownership of Certain Beneficial Owners and Management.)

------------------------------------------------------------------------------------------
                                                                            YEAR IN WHICH
                                                                             SERVICE AS A
NAME                                  PRINCIPAL OCCUPATION                  DIRECTOR BEGAN
------------------------------------------------------------------------------------------
Directors Whose Terms
Expire at the 2002
Annual Meeting
 Juan Ernesto de Bedout, 56.........  President Latin American Operations,
                                      Kimberly-Clark Corporation..........            2000
 Ursula F. Fairbairn, 58............  Executive Vice President -- Human
                                      Resources & Quality,
                                      American Express Company............            1994
 Barbara S. Feigin, 63..............  Consultant..........................            1987
 Mackey J. McDonald, 54.............  Chairman of the Board, President,
                                      and Chief Executive Officer
                                      of VF...............................            1993
------------------------------------------------------------------------------------------

     Mr. de Bedout is President of Latin American Operations for Kimberly-Clark Corporation, responsible for business units in Central and South America as well as the Caribbean. He joined Kimberly-Clark in 1981 as Managing Director of Colombiana Kimberly in Medellin, Colombia. Thereafter, he managed the Central American companies and was subsequently named General Manager and Vice President for the region before being elected to his current role in 1998.

     Mrs. Fairbairn joined American Express, a financial services company, as Executive Vice President -- Human Resources & Quality in December 1996. From 1990 until joining American Express, she served as Senior Vice President of Human Resources of Union Pacific Corporation. Mrs. Fairbairn also serves as a director of Air Products and Chemicals,

Inc. She is a member of the Executive, Organization and Compensation, and Pension Advisory Committees of the Board of Directors. (Also see Security Ownership of Certain Beneficial Owners and Management.)

     Mrs. Feigin is a Consultant specializing in strategic marketing and branding. She served as Executive Vice President and Worldwide Director of Strategic Services of Grey Advertising Inc. from 1983 until her retirement in 1999. Mrs. Feigin also serves as a director of Circuit City Stores, Inc. and VitaminShoppe.com. She is a member of the Audit, Nominating, and Organization and Compensation Committees of the Board of Directors.

     Mr. McDonald joined VF's Lee subsidiary in 1983. He served in various managerial positions with VF's subsidiaries until 1991 when he was named a VF Group Vice President. Mr. McDonald was elected President and a director of VF in 1993 and Chief Executive Officer in 1996. He was elected Chairman of the Board of Directors in 1998. He is a director of First Union Corporation and Hershey Foods Corporation. Mr. McDonald is Chairman of the Executive Committee and serves as an ex officio member of all other committees of the Board, except the Audit, Nominating, and Organization and Compensation Committees.

DIRECTORS' COMPENSATION

     Each director other than Mr. McDonald receives an annual stipend of $28,000, payable in equal monthly installments, plus a fee of $1,200 for each Board meeting attended. Each such director who serves on a committee is paid $1,000 for each meeting attended that is held on a day when a meeting of the Board is not convened and $500 for each meeting attended that is held on a day when a meeting of the Board is convened. Each director serving as chairman of a committee receives an additional stipend of $200 for each committee meeting attended that is held on a day when a meeting of the Board is not convened and $100 for each committee meeting attended held on a day when a meeting of the Board is convened. Each director is also paid $1,000 per day for special assignments in connection with Board or Committee activity as designated by the Chairman of the Board. Travel and lodging expenses are reimbursed. Mr. McDonald, the only director who is also an employee of VF, does not receive any compensation in addition to his regular salary for attendance at meetings of the Board or any of its committees. Each director may elect to defer all or part of his or her stipend and fees into equivalent units of VF Common Stock under the VF Deferred Savings Plan for Non-Employee Directors. All Common Stock equivalent units receive dividend equivalents. Deferred sums, including Common Stock equivalent units, are payable in cash to the participant upon termination of service or such later date specified in advance by the participant. Six directors elected to defer compensation in 2000.

     Under the VF 1996 Stock Compensation Plan, each director is eligible to receive grants of non-qualified stock options to purchase shares of Common Stock and restricted awards (restricted stock or restricted stock units). Currently, stock options are granted to non-employee directors at a rate of 4,800 per year. Such options have an exercise price equal to fair market value at the date of grant, have a stated term of 10 years and become exercisable one year after the date of grant. Options are exercisable only so long as the optionee remains a director of VF except that, subject to earlier expiration of the option term, options remain exercisable for 36 months after the director's disability or retirement or 12 months after the director's death.

     Each director is eligible to participate in VF's matching gift program for institutions of higher learning and National Public Television and Radio up to an aggregate of $10,000 per year.

     VF has never provided pension, medical or life insurance benefits to its non-employee directors.

                         BOARD MEETINGS AND COMMITTEES

     During 2000, there were eight meetings of the Board of Directors. All members of the Board attended at least 75% of the total number of meetings of the Board and all committees on which they served.

     The Board has Audit, Executive, Finance, Nominating, Organization and Compensation, and Pension Advisory Committees. The following committees of the Board have primary responsibility for audit, nomination or compensation matters and consist solely of non-employee directors.

     AUDIT COMMITTEE: The Audit Committee is governed by a written charter most recently approved by the Board of Directors in 2000. A copy of the charter is attached hereto as Appendix 1 in accordance with Item 7(e)(3) of Schedule 14A under the Securities Exchange Act of 1934, as amended (the "1934 Act"), which requires that the Committee's written charter be provided to shareholders as an appendix to the annual meeting proxy statement at least once every three years. Each of the members of the Audit Committee is independent (as defined by the listing standards of the New York Stock Exchange, the principal securities exchange on which VF's Common Stock is listed for trading). The Audit Committee's primary responsibility is to review accounting procedures and methods employed in connection with audit programs and related management policies. Its duties include (1) selecting and recommending to the Board of Directors the independent auditors for VF, (2) reviewing the scope of the audit to be conducted by the independent auditors, (3) meeting with the independent auditors concerning the results of their audit and (4) overseeing the scope and adequacy of VF's system of internal accounting controls. The Audit Committee is the principal liaison between the Board of Directors and the independent auditors for VF. The members of the committee are Messrs. Fellows (Chairman), Bowles, Hesse and McCollough and Mrs. Feigin. The committee held three meetings during 2000.

     NOMINATING COMMITTEE: The responsibilities of this committee include the screening of potential candidates for director and the recommendation of candidates to the Board of Directors. VF's By-Laws provide that a shareholder may nominate a person for election as a director if written notice of the shareholder's intent to nominate a person for election as a director is received by the Secretary of VF (1) in the case of an annual meeting, not less than 150 days prior to the date of the annual meeting or (2) in the case of a special meeting at which directors are to be elected, not later than seven days following the day on which notice of the meeting was first mailed to shareholders. The notice must contain specified information about the shareholder and the nominee, including such information as would be required to be included in a proxy statement pursuant to the rules and regulations established by the Securities and Exchange Commission under the 1934 Act. The committee will consider suggestions from VF shareholders, which should be submitted to the Secretary of VF. The committee may refuse to take action on such recommendation, in which case the shareholder proposing the nominee would have to follow the formal procedures set forth in the By-Laws. The members of the committee are Mrs. Feigin (Chairman), and Messrs. Bowles, Fellows and Hurst. The committee held five meetings during 2000.

     ORGANIZATION AND COMPENSATION COMMITTEE: It is the responsibility of this committee to review VF's compensation and benefit programs, to consider its organizational structure, including management development and succession, and to make recommendations to the Board regarding such programs and structure. This committee also has responsibility for (1) reviewing and recommending to the Board salary and incentive compensation for VF's Chief Executive Officer and other executive officers and (2) setting performance goals under VF's incentive compensation programs. The members of the committee are Mrs. Fairbairn (Chairman), Messrs. Bowles, Buzzell and Hesse and Mrs. Feigin. The committee held two meetings during 2000.

                 ORGANIZATION AND COMPENSATION COMMITTEE REPORT

PRINCIPLES OF EXECUTIVE COMPENSATION PROGRAM

     The goals of VF's Executive Compensation Program (the "Program") are to attract and retain highly competent executives, to provide incentives for achieving and exceeding VF's short-term and long-term financial goals and to align the financial objectives of VF's executives with those of its shareholders.

     The Program incorporates three compensation objectives. First, the Program seeks to offer total compensation that is competitive with other large U.S.-based companies with which VF may compete for executive talent. Second, the Program aims to provide annual incentives to executives based on corporate and individual performance and to reward superior performance with superior levels of compensation. Third, the Program seeks to maximize long-term total shareholder return by providing executives with incentives tied to stock value, aligning interests of shareholders and executives. VF balances each of the Program's objectives by establishing target compensation levels for executive pay that are achieved through a combination of base salary, annual incentives and long-term incentives consisting of performance-contingent Common Stock units and stock options.

     VF's philosophy is that a significant portion of each executive's total compensation should be at-risk based on VF's financial performance. The at-risk components of total compensation are progressively greater for higher level positions. For 2000, the at-risk components of the targeted cash compensation and performance-contingent Common Stock unit packages for executive officers named in this proxy statement ranged from 64% to 70%.

COMPETITIVE COMPENSATION TARGETS

     Total compensation targets, consisting of base salary, annual incentive awards and long-term incentive awards, are set annually for designated management positions. Information provided by Towers Perrin, VF's independent compensation consultant, regarding its executive compensation database, which includes executive compensation data for over 500 large U.S. based companies ("VF's Peer Group"), as well as information about companies within the S & P Textiles (Apparel) Super Index, was utilized by the Organization and Compensation Committee (the "Committee") to establish compensation targets for 2000. In general, VF targets total compensation for each VF executive officer at the 75th percentile of compensation paid to executives in comparable positions within VF's Peer Group based on targeted performance goals established by the Committee.

     Base Salary: Base salaries are set annually by the Committee. In determining individual salaries, the Committee considers individual contribution, scope of job responsibilities, VF's salary budget, labor market conditions and current compensation, as compared to market practice, based on guidance provided by VF's independent compensation consultant.

     Annual Incentives: Under the VF Executive Incentive Compensation Plan ("EIC Plan"), a performance goal based on VF's basic earnings per share, excluding the effects of extraordinary and non-recurring items, is set each year by the Committee. The Committee establishes a fixed percentage of the mid-point of each executive's salary grade as the executive's targeted annual incentive opportunity under the EIC Plan. Depending upon the level of achievement of the performance goal, annual cash awards may range from 0% to 150% of the targeted incentive opportunity for each EIC Plan participant. The maximum individual award in any year is $1,500,000. The Committee may exercise discretion to reduce awards generally or for any individual participant.

     Long-Term Incentives: Long-term incentives consist of performance-contingent Common Stock units and stock options.

     Under VF's Mid-Term Incentive Plan (drawn from the VF 1996 Stock Compensation Plan) performance-contingent Common Stock units are earned if VF's average total shareholder return (Common Stock price change plus dividend yield) for a three-year performance period compares favorably to that of a performance peer group, or alternatively, if a specified increase in earnings per share is achieved in the last year of the performance period. For the three-year performance period ended December 31, 2000, the performance peer group consisted of 19 companies significantly engaged in the apparel industry. Depending on the level of achievement of the performance goal, each participant may earn from 0% to 200% of the number of performance-contingent Common Stock units, plus dividend equivalents, targeted by the Committee. Awards are paid in shares of VF Common Stock. At the election of a participant, receipt of awards may be deferred until retirement or until dates specified by the participant.

     Stock options are typically granted annually under the VF 1996 Stock Compensation Plan. Non-qualified stock options have a stated term of 10 years and become exercisable not less than one year after the date of grant. Options are exercisable only so long as the option holder remains an employee of VF or its subsidiaries, except that, subject to earlier expiration of the option term, and to the specific terms and definitions contained in the Stock

Compensation Plan, options generally remain exercisable for 36 months after death or retirement under the VF Pension Plan and 12 months after termination of employment due to disability.

     The size of individual grants of performance-contingent Common Stock units and options generally increase with the level of responsibility of the executive officer. The grants to each executive officer named in this proxy statement also depend upon the Committee's assessment of the individual's performance. The Committee does not assign specific weighting to these factors.

SUMMARY OF ACTIONS TAKEN BY THE ORGANIZATION AND COMPENSATION COMMITTEE

2000 BASE SALARY INCREASES
     At its February 2000 meeting, the Committee approved salary increases to be effective as of January 1, 2000. The base salary increase for each executive officer was based on the Committee's assessment of the individual's performance and the individual's salary within his or her salary grade as well as salary practices of comparable companies and VF's overall merit increase budget for 2000 of approximately 4.5% for salaries of senior employees.

ANNUAL INCENTIVE AWARDS
     At its February 2000 meeting, the Committee fixed the EIC Plan performance target and the targeted annual incentive awards for each participating executive. The dollar amount of each targeted award was based upon a percentage of the mid-point of the salary range for the executive's position. At its February 2001 meeting, the Committee granted EIC Plan awards to the named executive officers based on the achievement of 99% of the EIC Plan performance target for 2000, excluding the effects of extraordinary and non-recurring items, resulting in a potential pay-out of approximately 95% of the targeted awards, and a review and assessment by the Committee of the performance of the named executive officers. In setting the EIC Plan awards, the Committee gave primary weight to the level of achievement of the performance target.

LONG-TERM INCENTIVE AWARDS
     At its February 2000 meeting, the Committee awarded performance-contingent Common Stock units under the Mid-Term Incentive Plan to be earned only if non-discretionary targeted performance levels set by the Plan were met for the specified performance periods. The targeted award for each participant was based on the level of responsibility of the participant. At its February 2001 meeting, the Committee determined the number of shares of Common Stock that each participant had earned based on VF's average annual total shareholder return being in the 68th percentile of the performance peer group for the three-year performance period ended December 31, 2000, resulting in a pay-out of 114% of the targeted award for each participant. For the three-year performance period ended December 31, 2000, there were 32 participants in the Mid-Term Incentive Plan.

     At its February 2000 meeting, the Committee reviewed VF's philosophy with respect to stock option grants. In order to instill an entrepreneurial spirit among its employees, it is VF's practice to grant options to a significant number of management-level employees. In

2000, stock options were granted to 585 management-level employees. The stock options awarded to the named executive officers were based on the Committee's assessment of the individual's total compensation from a competitive perspective, within the guidelines established by VF, and the executive's performance.

RESTRICTED STOCK AWARDS
     At its February 2000 meeting, the Compensation Committee fixed the 2000 performance objectives under the 1996 Stock Compensation Plan for grants of restricted stock to certain executive officers. These restricted stock awards are intended to be a long-term retention incentive and are not a component of targeted total compensation.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER
     The Chief Executive Officer's base salary, annual incentive awards, long-term incentive awards and restricted stock awards follow the policies described above.

     Mr. McDonald's salary increase for 2000 was 4.25% and he was granted a stock option for 150,000 shares of VF Common Stock. Mr. McDonald's salary increase and stock option grant were based on compensation data provided by VF's independent compensation consultant, together with the projection of total targeted compensation within the guidelines described above.

     Mr. McDonald's incentive compensation and Mid-Term Incentive Plan awards for 2000 were granted based on the level of achievement of the EIC Plan performance target for 2000, excluding the effects of extraordinary and non-recurring items, as well as an assessment of the progress during the year of major strategic initiatives, with primary weight being given to the financial performance of VF under Mr. McDonald's leadership. The Compensation Committee awarded Mr. McDonald $878,000 under the EIC Plan and 5,811 shares of Common Stock under the Mid-Term Incentive Plan.

     In 2000, VF achieved record sales of $5,747.9 million, compared with $5,551.6 million in 1999. Excluding the effects of the restructuring charge discussed below and a change in accounting policy for revenue recognition required by the Securities and Exchange Commission, VF's net income was $343.8 million, or $2.98 per share, in 2000 versus $3.04 per share for 1999.

     The Compensation Committee concluded that, while VF did not fully achieve all of its financial goals for 2000, under Mr. McDonald's leadership VF's sales reached an all-time high, margins were at healthy levels and VF continued to maintain its strong financial position. Acquisitions of the Eastpak(R) brand and The North Face, Inc. were completed in the Outdoor category and acquisitions of the Chic(R), H.I.S(R) and Gitano(R) brands were completed in the Jeanswear category, strengthening VF's market position in each of these important areas in the United States and abroad. VF continued to make progress in its common systems initiative, which is expected to bring state-of-the-art technology to VF's operating units and enhance VF's product development, inventory management and manufacturing capabilities. VF's Consumer Response System and Retail Floor Space Management initiatives were extended across additional operating units and to additional retail environments. Also, VF took decisive action in 2000 to improve future profitability by exiting underforming businesses and product lines, closing certain higher cost manufacturing facilities, consoli-dating certain distribution and administrative operations and writing down certain assets. These actions resulted in a pretax charge to fourth quarter and full year earnings of $119.9 million or $.67 per share and are expected to generate an annualized benefit to pretax earnings of approximately $45 million.

     No awards of restricted Common Stock were made with respect to the 2000 fiscal year pursuant to the 1996 Stock Compensation Plan because the 2000 performance objective was not achieved.

TAX DEDUCTIBILITY CONSIDERATIONS
     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of compensation in excess of $1 million paid to the executive officers named in this proxy statement, unless certain requirements are met. Stock options and certain performance-based awards under the 1996 Stock Compensation Plan are designed to meet these requirements as are annual bonuses under VF's EIC Plan. It is the present intention of the Compensation Committee to preserve the deductibility of compensation under Section 162(m) to the extent the Committee believes that to do so is consistent with the best interests of shareholders. Tax deductibility is only one consideration in determining the type and amount of compensation. The Board of Directors maintains discretion to grant awards based on the Board's assessment of individual performance and other factors deemed relevant. Such discretionary awards may not meet the requirements of Section 162(m). In granting any such awards, the Board will nevertheless take into consideration any potential loss of deductibility.

                         Ursula F. Fairbairn, Chairman

                Erskine B. Bowles  Barbara S. Feigin
                Robert D. Buzzell  Daniel R. Hesse

                             EXECUTIVE COMPENSATION

     The following table sets forth a summary of the compensation paid or accrued for the years 1998 through 2000 by VF to or for the benefit of the named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                           ANNUAL COMPENSATION            COMPENSATION AWARDS
  -----------------------------------------------------------------------------------------------------------------
                                                                    RESTRICTED     STOCK
                                                                       STOCK      OPTIONS/    LTIP      ALL OTHER
             NAME AND                                               AWARD(S)(1)     SARS     PAYOUTS     COMPEN-
        PRINCIPAL POSITION         YEAR   SALARY($)    BONUS($)         ($)         (#)        ($)     SATION($)(2)
  -----------------------------------------------------------------------------------------------------------------
  M.J. McDonald                    2000    834,000      878,000       --(3)       150,000    211,000       30,000
  Chairman, President and          1999    800,000      555,000        --         150,000    200,000       10,000
  Chief Executive Officer          1998    760,000     1,536,700      432,000     150,000      --          87,000
  -----------------------------------------------------------------------------------------------------------------
  T.L. Lay(4)                      2000    473,200      350,000        --         104,000    69,000        10,000
  Vice President - Global          1999    375,000      180,000        --          26,000    66,000        10,000
  Processes and Chairman -         1998      --           --           --           --         --          --
  International Jeanswear
  Coalition
  -----------------------------------------------------------------------------------------------------------------
  J.P. Schamberger(5)              2000    473,000      350,000       --(3)       104,000    84,000        10,000
  Vice President and Chairman -    1999    455,000      220,000        --          44,000    79,000        10,000
  North & South America Jeanswear  1998    436,000      633,000       173,000      44,000      --         342,000
  & Playwear Coalitions
  -----------------------------------------------------------------------------------------------------------------
  R.K. Shearer                     2000    300,000      290,000        --          34,000    69,000        13,000
  Vice President and               1999    278,000      180,000        --          34,000    66,000        22,000
  Chief Financial Officer          1998    236,000      425,000        --          13,000      --          58,000
  -----------------------------------------------------------------------------------------------------------------
  D.G. MacFarlan(6)                2000    473,000      300,000        --         104,000    80,000        75,000
  Vice President and               1999    455,000      220,000        --          44,000    79,000        36,000
  Chairman - Intimate Apparel and  1998    410,000      633,000       173,000      40,000      --         127,000
  Playwear Coalitions
  -----------------------------------------------------------------------------------------------------------------
  T.A. Lambeth(7)                  2000    367,200      288,000        --          34,000    69,000        10,000
  Vice President                   1999    360,000      170,000        --          34,000    66,000        10,000
                                   1998    354,000      376,000        --          30,000      --          10,000

(1) The target number and aggregate value of performance-contingent Common Stock units earnable by the named executive officers at December 31, 2000 were as follows: Mr. McDonald -- 12,641, $458,110; Mr. Lay -- 5,021, $181,961; Mr.
    Schamberger -- 5,021, $181,961; and Mr. Shearer -- 4,157, $150,650.

(2) The amount in this column for 2000 represents the $10,000 matching contribution of VF under the Executive Deferred Savings Plan and for Mr. McDonald and Mr. Shearer includes $20,000 and $3,000, respectively, in relocation expenses and for Mr. MacFarlan includes $65,000 in club initiation fees, adjusted for taxes.

(3) At fiscal year-end, Mr. McDonald held 43,862 shares of restricted stock, having an aggregate value of $1,589,559, and Mr. Schamberger held 12,922 restricted shares, having an aggregate value of $468,293, based on the closing price of VF Common Stock on December 29, 2000.

(4) Mr. Lay was Vice President and Chairman - International Coalition from March 1999 through October 2000.

(5) Mr. Schamberger was Vice President and Chairman - North & South America Jeanswear and Workwear Coalitions until August 2000. From August 2000 until October 2000, he was Vice President and Chairman - North & South America Jeanswear Coalition.

(6) Mr. MacFarlan served as Vice President and Chairman - Intimate Apparel, Knitwear and Playwear Coalitions until August 2000 and Vice President and Chairman - Intimate Apparel and Playwear Coalitions until October 2000 when his employment with VF ended.

(7) Mr. Lambeth was Vice President - Global Processes from March 1999 through October 2000. Previously, he was Vice President - European and Asian Operations. Mr. Lambeth retired effective December 31, 2000.

                           LONG-TERM INCENTIVE AWARDS

                                 STOCK OPTIONS

     This table sets forth for the named executive officers information regarding the grant of stock options by VF in the 2000 fiscal year and their potential realizable values. No stock appreciation rights have been granted to employees other than limited stock appreciation rights, which become exercisable only upon a Change in Control.
                    OPTIONS GRANTED IN THE 2000 FISCAL YEAR
--------------------------------------------------------------------------------

                                                                                 POTENTIAL REALIZABLE VALUE AT
                                                                                    ASSUMED ANNUAL RATES OF
                                                                                 STOCK PRICE APPRECIATION FOR
                          INDIVIDUAL GRANTS(1)                                          OPTION TERM(2)
-------------------------------------------------------------------------------------------------------------------
                         NO. OF       % OF TOTAL
                       SECURITIES      OPTIONS      EXERCISE
                       UNDERLYING     GRANTED TO    OR BASE
                         OPTIONS     EMPLOYEES IN    PRICE     EXPIRATION      5% (PRICE          10% (PRICE
NAME                   GRANTED(#)    FISCAL YEAR     ($/SH)       DATE         = $42.68)          = $67.96)
-------------------------------------------------------------------------------------------------------------------
 M.J. McDonald           150,000         6.8%        $26.20      2/2010           $2,472,000         $6,264,000
 T.L. Lay                104,000         4.7%        $26.20      2/2010            1,713,900          4,343,000
 J.P. Schamberger        104,000         4.7%        $26.20      2/2010            1,713,900          4,343,000
 R.K. Shearer             34,000         1.5%        $26.20      2/2010              560,300          1,419,800
 D.G. MacFarlan          104,000         4.7%        $26.20      2/2010            1,713,900          4,343,000
 T.A. Lambeth             34,000         1.5%        $26.20      2/2010              560,300          1,419,800

(1) All of the options were non-qualified stock options granted in February 2000, and generally became exercisable on the first anniversary of the date of grant. In 2000, Messrs. Schamberger, Lay and MacFarlan each received an annual stock option grant of 44,000 shares and a special retention grant of 60,000 shares. The annual grants became exercisable on the first anniversary of the date of grant; one half of the special retention grant becomes exercisable on the second anniversary of the date of grant and the remainder becomes exercisable on the third anniversary of the date of grant. All options have a ten-year term but, in the event of certain terminations of the optionee's employment, the option will expire on an accelerated basis, as follows: 36 months after retirement or death; 12 months after termination due to disability; at the end of the period severance payments are made (if any) in the case of involuntary termination; and at the time of any voluntary termination.

(2) The dollar gains under these columns result from calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of VF Common Stock. It is important to note that options have value to recipients, including the named executive officers, only if the stock price appreciates beyond the exercise price shown in the table during the effective option period.

     The following table sets forth for each of the named executive officers information regarding stock options exercised by them during the 2000 fiscal year, together with the number and value of stock options held at 2000 fiscal year end, each on an aggregate basis.

-----------------------------------------------------------------------------------------------------
        AGGREGATED OPTION EXERCISES IN THE 2000 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE
-----------------------------------------------------------------------------------------------------
                                                                                   VALUE OF
                                                            NUMBER OF            UNEXERCISED
                                                           UNEXERCISED           IN-THE-MONEY
                                                            OPTIONS AT            OPTIONS AT
                                                         FISCAL YEAR-END      FISCAL YEAR-END(1)
                                                        ------------------   --------------------
                           NUMBER OF                           (#)                   ($)
                        SHARES ACQUIRED      VALUE         EXERCISABLE/          EXERCISABLE/
NAME                    ON EXERCISE(#)    REALIZED($)     UNEXERCISABLE         UNEXERCISABLE
-----------------------------------------------------------------------------------------------------
 M.J. McDonald              --                --         846,000/150,000     $4,571,440/1,506,000
 T.L. Lay                   --                --         140,000/104,000         693,830/ 441,760
 J.P. Schamberger           --                --         208,000/104,000         920,400/ 441,760
 R.K. Shearer               --                --          84,000/ 34,000         290,930/ 341,360
 D.G. MacFarlan             --                --         176,000/104,000         702,280/ 441,760
 T.A. Lambeth               --                --         202,000/ 34,000       1,084,720/ 341,360
-----------------------------------------------------------------------------------------------------

    (1) Market value of underlying shares at fiscal year-end based on the year-end market price of $36.24 per share, minus the exercise price.

                   PERFORMANCE-CONTINGENT COMMON STOCK UNITS

     This table gives information concerning the awards to the named executive officers made in 2000 for the three-year performance period of 2000 through 2002 under the Mid-Term Incentive Plan, a subplan under the VF 1996 Stock Compensation Plan. Under this plan, the executives were awarded performance-contingent Common Stock units, which gave them the opportunity to earn shares of VF Common Stock. Actual payout of these shares is determined by a non-discretionary formula that compares VF's average total shareholder return (change in Common Stock price plus reinvestment of dividends) over the performance period to that of a peer group of companies significantly engaged in the apparel industry. If VF's performance compares favorably to the performance of the peer group, a varying amount of shares up to the maximum may be awarded.

----------------------------------------------------------------------------------------------
                   LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR
----------------------------------------------------------------------------------------------
                                                            ESTIMATED FUTURE PAYOUT UNDER
                                                          NON-STOCK PRICE-BASED PLANS(1, 2)
----------------------------------------------------------------------------------------------
                         NAME                           THRESHOLD(#)    TARGET(#)   MAXIMUM(#)
----------------------------------------------------------------------------------------------
 M.J. McDonald                                              3,855         7,711       15,422
 T.L. Lay                                                   1,531         3,063        6,126
 J.P. Schamberger                                           1,531         3,063        6,126
 R.K. Shearer                                               1,268         2,536        5,072
 D.G. MacFarlan                                                --            --           --
 T.A. Lambeth                                                  --            --           --
----------------------------------------------------------------------------------------------

    (1) The actual number of shares, if any, that will be paid out at the end of the applicable period cannot be determined because the shares earned by the named executive officers will be based on VF's future performance compared to the future performance of the peer group.

    (2) If VF's performance is below the 40th percentile of the range relative to the performance peer group, then no shares will be earned unless VF's earnings per share in the last year of the performance period increase by a targeted percentage, in which event the "Threshold" number of shares may be earned. To the extent that VF's performance exceeds the 40th percentile of the performance range of the performance peer group, the minimum shares that will be earned is shown in the "Threshold" column. The "Target" number of shares shown will be earned if VF's performance equals the 50th percentile of the performance range of the peer group, and the "Maximum" number of shares shown will be earned if VF's performance equals the 90th percentile of the performance range of the peer group. Varying amounts between the threshold and target and between target and maximum may be earned for performance at levels between the 40th and 50th or between the 50th and 90th percentiles.

                              FUTURE REMUNERATION

PENSION PLAN
     VF maintains and contributes to the VF Corporation Pension Plan (the "Pension Plan"), a defined benefit plan that covers all of VF's domestic employees, including the named executive officers.

     The following table reflects estimated annual benefits which would be payable, without regard to any limitation imposed by the Internal Revenue Code or the Employee Retirement Income Security Act of 1974 ("ERISA"), under the Pension Plan upon retirement of individuals in the specified remuneration and years of service classifications. Benefits under the Pension Plan are determined based on average salary and bonus compensation from January 1, 1999, with no less than five years immediately preceding retirement included in the average.

-----------------------------------------------------------------------
  ASSUMED AVERAGE
ANNUAL COMPENSATION    ESTIMATED ANNUAL BENEFITS BASED ON SERVICE OF:
-----------------------------------------------------------------------
                      10 YEARS   15 YEARS   20 YEARS   25 YEARS OR MORE
-----------------------------------------------------------------------
    $  600,000        $106,000   $159,000   $212,000      $  265,000
       800,000         142,000    213,000    284,000         355,000
     1,100,000         196,000    294,000    392,000         490,000
     1,250,000         223,000    334,000    446,000         557,000
     1,500,000         268,000    402,000    536,000         670,000
     2,000,000         358,000    537,000    716,000         895,000
     2,250,000         403,000    605,000    806,000       1,007,000
     2,500,000         448,000    672,000    896,000       1,120,000
     2,750,000         493,000    739,000    986,000       1,232,000

--------------------------------------------------------------------------------

     Benefits that are not payable under the Pension Plan because of certain Code and/or ERISA limitations are provided pursuant to VF's Supplemental Executive Retirement Plan (see below). The amounts in the table have been computed on a straight life annuity basis and include entitlements from the Pension Plan and the Supplemental Executive Retirement Plan, as applicable.

     Each of the named executive officers has credited years of service under the Pension Plan as follows: Mr. McDonald -- 18 years; Mr. Lay -- 27 years; Mr. Schamberger -- 28 years; Mr. Shearer -- 14 years; Mr. MacFarlan -- 22 years; and Mr. Lambeth -- 32 years. The Pension Plan provides that if it is "Overfunded" upon the occurrence of a

"Change in Control" of VF (as those terms are defined in the Pension Plan), certain Pension Plan assets in excess of those needed to meet expected benefit entitlements are to be used fully and irrevocably to vest each participant's accrued benefit and provide increases in accrued benefits for active participants, retired participants, surviving spouses and beneficiaries and terminated vested participants. The Pension Plan is considered "Overfunded" to the extent that the fair market value of Pension Plan assets exceeds Pension Plan liabilities (primarily the actuarial present value of Pension Plan benefit entitlements).

     Had there been a Change in Control as of the end of VF's 2000 fiscal year, the named executive officers who were executive officers on that date would have estimated annual benefits vested (excluding any allocation of excess pension assets to participants) under the Pension Plan (without regard to Code and/or ERISA limitations) in approximately the following amounts: Mr.
McDonald -- $548,000; Mr. Lay -- $208,000; Mr. Schamberger -- $245,000; Mr.
Shearer -- $111,000; and Mr. Lambeth -- $255,000.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Supplemental Executive Retirement Plan (the "SERP") is an unfunded, non-qualified plan for eligible participants designed (i) to restore benefits lost under the Pension Plan due to (a) the maximum legal limit of pension benefits imposed under ERISA and the Code and (b) an election to defer compensation under VF's Deferred Compensation Plan and/or Executive Deferred Savings Plan and (ii) to supplement the Pension Plan benefits of those senior executives whose tenure may be relatively short by virtue of having joined VF in mid-career or who lost pension benefits with former employers as a result of an early separation from service.

     Eligibility to receive a supplemental benefit under the SERP is discretionary with the Board of Directors, and the form of benefit is to be determined on an individual basis by the Organization and Compensation Committee of the Board of Directors.

     At the end of VF's 2000 fiscal year, the combined retirement income from the Pension Plan and the SERP for each of the named executive officers would be an amount equal to his Pension Plan benefit calculated (a) without regard to any limitation imposed by the Code or ERISA, (b) without regard to his participation in the Deferred Compensation Plan or the Executive Deferred Savings Plan, and
(c) on the basis of the average of the highest three years of his salary and bonus compensation during the five-year period immediately preceding retirement. In addition, Mr. McDonald's combined retirement income from the Pension Plan and the SERP is calculated as if he had 25 credited years of service under the Pension Plan.

     SERP benefits will become funded upon a "Change in Control" of VF, as defined in the Change in Control Agreements described below. In this regard, VF has established a trust with UMB Bank, N.A., as Trustee (the "SERP Trust"). VF may fund the SERP Trust at any time to secure payment of certain SERP benefits not otherwise paid by VF. Upon a Change in Control, VF is required to fund the SERP Trust, which becomes irrevocable.

     Had there been a Change in Control as of March 6, 2001, the estimated annual benefits vested under the SERP and payable beginning at age 65 for each of the named executive officers who continued to be executive officers as of that date would have been as follows: Mr. McDonald -- $1,010,340; Mr.
Lay -- $274,000; Mr. Schamberger -- $280,000; and Mr. Shearer -- $154,000.

CHANGE IN CONTROL AND OTHER ARRANGEMENTS

     VF has entered into Change in Control Agreements with certain of its executives. These Agreements provide severance benefits to the designated executives in the event their employment is terminated within a specified period after a "Change in Control" of VF, as such term is defined in the Agreements.

     The Agreements generally have a term of three years with automatic annual extensions. The Agreements may be terminated, subject to the limitations outlined below, by VF upon notice to the executive and are automatically terminated if the executive's employment with VF ceases. VF may not terminate the Agreements (a) if it has knowledge that any third person has taken steps or has announced an intention to take steps reasonably calculated to effect a Change in Control or (b) within a specified period of time after a Change in Control occurs. Severance benefits payable to the named executive officers include the lump sum payment of an amount equal to 2.99 times the executive's average annual compensation for the five taxable years ending prior to the date on which a Change in Control of VF occurred.

     There are no limitations on the total payments to be made to an executive in the event of termination of employment upon a Change in Control to prevent such payments from constituting excess "parachute payments" (as that term is defined in the Code). Executives also receive additional payments under the Agreements to reimburse them for any increased taxes, penalties and interest resulting from severance payments under the Agreements by reason of such payments being treated as excess parachute payments.

     In addition, the Agreements provide for funding of the severance benefits payable upon a Change in Control. In this regard, VF has established a Trust with UMB Bank, N.A., as Trustee (the "CIC Trust"). Upon a Change in Control, VF will fund the CIC Trust in an amount equal to the severance benefits payable under the Agreements. The CIC Trust secures payment to the executives of severance benefits payable under the Agreements to the extent not paid by VF. (Also see Future Remuneration -- Supplemental Executive Retirement Plan.)

     Had there been a Change in Control as of March 6, 2001, approximate payments under the Agreements upon severance of the named executive officers who continued to be executive officers at that date would have been as follows (excluding applicable reimbursements for increased taxes, penalties and interest, if any): Mr. McDonald -- $6,273,501; Mr. Lay -- $2,275,984; Mr.
Schamberger -- $3,106,368; and Mr. Shearer -- $1,726,565.

     Under the terms of the Agreements, the executives also would be entitled to supplemental benefits, such as accelerated rights to exercise stock options, accelerated lapse of restrictions on restricted stock and restricted stock units, lump sum payments under the VF SERP, continued life and medical insurance for specified periods after termination, entitle-ments under retirement plans and a lump sum payment upon attaining retirement age. Upon a Change in Control, VF also will pay all reasonable legal fees and related expenses incurred by the executives as a result of the termination of their employment or in obtaining or enforcing any right or benefit provided by the Agreements.

     VF maintains an Executive Deferred Savings Plan (the "EDS Plan"), which is an unfunded, non-qualified deferred compensation arrangement for a select group of management and highly compensated employees of VF and certain of its subsidiaries.

     The EDS Plan permits an eligible employee to defer the receipt of a specified portion of his or her compensation until the date of retirement, disability, death or termination of employment. In 2000, VF matched 50% of the first $20,000 deferred by each participant. Effective January 1, 2001, VF matches 50% of the first $25,000 deferred annually. Upon a Change in Control of VF, matching contributions become fully vested and VF is required to fully fund the amount accrued for each employee.

     The named executive officers participate in the leveraged Employee Stock Ownership Plan (the "ESOP") feature of the VF Tax-Advantaged Savings Plan for Salaried Employees (the "TAS Plan"). The TAS Plan provides that upon a Change in Control of VF, VF immediately will make a contribution to the TAS Plan in an amount sufficient to repay the balance of all outstanding "Acquisition Loans" used by the ESOP to purchase Series B Stock, and unallocated shares of Series B Stock will be allocated to participants' accounts in proportion to their compensation. At December 31, 2000, 257,956 shares were unallocated under the ESOP.

     In connection with Mr. MacFarlan's separation from service after 21 years of employment, VF entered into an agreement with him that prohibits him from working for certain specified competitors and from hiring VF employees through December 31, 2002, and imposes confidentiality and other obligations following his separation. Subject to Mr. MacFarlan's compliance with his obligations, benefits under the agreement include salary continuation payments at the rate of approximately $41,400 per month, through December 31, 2002, and participation in the EDS Plan and plans providing health, pension, life insurance, and financial counseling benefits for senior executives. The agreement also provided for payment of an annual bonus for 2000 and a Mid-Term Incentive Plan award for the performance cycle ending in 2000, which amounts are reflected in the Summary Compensation Table. Restricted shares of VF stock that would have vested in 2005 were not forfeited upon termination, but are subject to forfeiture if Mr. MacFarlan fails to comply with his obligations under the agreement through December 31, 2002. Mr. MacFarlan forfeited options for 30,000 shares of VF stock that would have otherwise become exercisable in February 2003 and any performance-contingent Common Stock units that might have been awarded under the Mid-Term Plan for performance cycles ending after 2000.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on VF's Common Stock with that of the Standard & Poor's ("S&P") 500 stock index, the S&P Textiles (Apparel) Super Index ("Textiles Super") and the S&P Textiles (Apparel Manufacturers) Index ("Textiles (Apparel)") for the five years ended December 31, 2000. The graph assumes that $100 was invested on January 1, 1996, in each of VF Common Stock, the S&P 500, the Textiles Super and the Textiles (Apparel) indices, and that all dividends were reinvested.

                    COMPARISON OF FIVE-YEAR TOTAL RETURN OF
     VF COMMON STOCK, S&P 500 INDEX, TEXTILES SUPER AND TEXTILES (APPAREL)
         VF COMMON STOCK CLOSING PRICE ON DECEMBER 29, 2000 WAS $36.24

                                                                                                                   TEXTILES
                                              VF CORP             S&P 500 INDEX          TEXTILES SUPER           (APPAREL)
                                              -------             -------------          --------------           ---------
1995                                           100.00                 100.00                 100.00                 100.00
1996                                           131.08                 122.96                 135.08                 137.39
1997                                           183.98                 163.98                 147.46                 148.17
1998                                           188.73                 210.85                 124.44                 128.22
1999                                           123.64                 255.21                 100.27                  95.69
2000                                           154.45                 231.98                 110.65                 113.66

OVER A FIVE-YEAR PERIOD, VF'S TOTAL RETURN OF 54.45% COMPARES WITH 131.98%, 10.65% AND 13.66% FOR THE S&P 500, THE TEXTILES SUPER AND THE TEXTILES (APPAREL) INDICES, RESPECTIVELY. VF HAS ADOPTED THE TEXTILES SUPER INDEX THIS YEAR BECAUSE IT CONTAINS A LARGER AND MORE REPRESENTATIVE GROUP OF COMPANIES THAN THE TEXTILES (APPAREL) INDEX.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

CERTAIN BENEFICIAL OWNERS

     Shown below are persons known by VF to have voting power and/or dispositive power over more than 5% of its Common Stock or Series B Stock, as well as certain other information, all as of March 6, 2001, except as otherwise indicated in the footnotes below.

------------------------------------------------------------------------------------------------
                      BENEFICIAL OWNER                              AMOUNT OF           PERCENT
                  AND NATURE OF OWNERSHIP                    BENEFICIAL OWNERSHIP(1)    OF CLASS
------------------------------------------------------------------------------------------------
                                          Common Stock
Ursula F. Fairbairn, M. Rust Sharp and PNC Bank, N.A., P.O.
Box 7648, Philadelphia, PA 19101, as Trustees under Deeds of
Trust dated August 21, 1951(2 3 4)..........................    13,945,336 shares        12.42%
Ursula F. Fairbairn, M. Rust Sharp and PNC Bank, N.A., P.O.
Box 7648, Philadelphia, PA 19101, as Trustees under the Will
of John E. Barbey, deceased(2 3 4)..........................     8,977,952 shares          8.0%
                                                                -----------------
               Total........................................    22,923,288 shares        20.42%
AXA Financial, Inc.
1290 Avenue of the Americas
New York, New York 10104(5).................................    13,686,445 shares        12.19%
Capital Group International, Inc.
11100 Santa Monica Boulevard
Los Angeles, CA 90025(6)....................................    11,074,260 shares         9.87%
Dodge & Cox
One Sansome St., 35th Floor
San Francisco, CA 94104(7)..................................     8,988,425 shares         8.01%
                           Series B ESOP Convertible Preferred Stock
Fidelity Management Trust Company, 82 Devonshire Street,
H11D, Boston, MA 02109-3614, as Trustee of VF's
Tax-Advantaged Savings Plan for Salaried Employees..........     1,570,301 shares          100%
------------------------------------------------------------------------------------------------

(1) None of the shares in this column is known to be a share with respect to which any of the listed owners has the right to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) under the 1934 Act.

(2) Mrs. Fairbairn and Mr. Sharp are directors of VF.

(3) Present life tenants and remaindermen under the Will are various. All present life tenants and all or most future life tenants and/or remaindermen under the Deeds of Trust are, or will be, descendants of John E. Barbey. No individual life tenant or remainderman may, within 60 days, attain beneficial ownership, as specified in Rule 13d-3(d)(1) under the 1934 Act, which exceeds 5% of the outstanding shares.

(4) Including shares in the above table, PNC Bank, N.A. and its affiliates held a total of 23,052,948 shares (20.54%) of the class outstanding of the VF Common Stock in various trust and agency accounts on December 31, 2000. As to all such shares, the Bank and its affiliates had sole voting power over 119,458 shares, shared voting power over 22,933,490 shares, sole dispositive power over 25,986 shares and shared dispositive power over 22,978,462 shares.

(5) AXA Conseil Vie Assurance Mutuelle ("Conseil"), AXA Assurances I.A.R.D. Mutuelle ("IARD"), AXA Assurances Vie Mutuelle ("Vie") and AXA Courtage Assurance Mutuelle ("Courtage"), as a group (collectively, the "Mutuelles AXA"), together with AXA and with AXA Financial, Inc. ("AXA Financial"), filed a joint Amendment No. 1 to Schedule 13G with the SEC on February 12, 2001. That Schedule 13G/A shows that Mutuelles AXA, AXA, and AXA Financial as a group may be deemed to beneficially own the number of shares reported in the table above, including sole power to vote 7,057,186 shares, shared power to vote 1,565,422 shares, sole power to dispose of 13,686,445 shares, and shared power to dispose of no shares. All of the shares except for 1,200 are beneficially owned through Alliance Capital Management, L.P., a subsidiary of AXA Financial that operates independently from AXA Financial. AXA owns a majority interest in AXA Financial, and Mutuelles AXA as a group controls AXA. Addresses of these entities are as follows: Conseil, IARD, and Vie, 370, rue Saint Honore, 75001 Paris France; Courtage, 26, rue Louis le Grand, 75002 Paris France; and AXA, 25 Avenue Matignon, 75008 Paris France.

(6) The information in the above table concerning Capital Group International, Inc., the parent company of a group of management companies, was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2001. At December 31, 2000, Capital Group International, Inc. had sole voting power and sole dispositive power over 11,074,260 shares.

(7) The information in the above table concerning Dodge & Cox was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2001. At December 31, 2000, Dodge & Cox had sole voting power over 8,417,025 shares, shared voting power over 83,200 shares and sole dispositive power over 8,988,425 shares.

COMMON STOCK OWNERSHIP OF MANAGEMENT

     The following table reflects, as of March 6, 2001, the total beneficial ownership of VF Common Stock by each director and nominee for director, and each named executive officer who was an executive officer on March 6, 2001, and by all directors and executive officers as a group. Each named individual and all members of the group exercise sole voting and dispositive power, except as indicated in the footnotes. Share ownership of Mrs. Fairbairn and Mr. Sharp includes 22,923,288 shares reported under Certain Beneficial Owners, as to which they share voting and dispositive power with PNC Bank, N.A., as Trustees (see page 21).

------------------------------------------------------------------------------------------
                                                                 TOTAL SHARES
                  NAME OF BENEFICIAL OWNER                    BENEFICIALLY OWNED (1 2 3 4)
------------------------------------------------------------------------------------------
Directors & Nominee:
  Erskine B. Bowles.........................................          14,537
  Robert D. Buzzell.........................................          25,000
  Edward E. Crutchfield.....................................          37,834
  Juan Ernesto de Bedout....................................           2,000
  Ursula F. Fairbairn.......................................      22,956,759
  Barbara S. Feigin.........................................          42,470
  George Fellows............................................          15,400
  Daniel R. Hesse...........................................           6,302
  Robert J. Hurst...........................................          39,456
  W. Alan McCollough........................................               0
  M. Rust Sharp.............................................      22,954,423

Named Executive Officers:
  Mackey J. McDonald........................................       1,100,635(5)
  Terry L. Lay..............................................         189,991
  John P. Schamberger.......................................         285,483(6)
  Robert K. Shearer.........................................         134,602
All Directors and Executive Officers
  as a Group (20 persons)...................................      25,290,086
------------------------------------------------------------------------------------------

(1) Shares owned include shares held in trusts as of December 31, 2000 in connection with employee benefit plans, as to which the following participants share voting power but have no present dispositive power: Mr. McDonald -- 32,311 shares; Mr. Lay -- 1,290; and all directors and executive officers as a group -- 60,534 shares. Does not include shares of Series B Stock held in trust in connection with an employee benefit plan, as to which participants also share voting power but have no present dispositive power (and no power to direct conversion into Common

    Stock), as follows: Mr. McDonald -- 231 shares; Mr. Lay -- 328 shares; Mr. Schamberger -- 353 shares; Mr. Shearer -- 391 shares; and all executive officers as a group -- 1,807 shares. Shares owned also include shares held as of December 31, 2000 in trust in connection with employee benefit plans, as to which the following participants have no dispositive power and shared voting power: Mr. McDonald -- 428 shares; and Mr. Lay -- 525 shares; Mr. Schamberger -- 430 shares; Mr. Shearer -- 626 shares; and all executive officers as a group -- 4,027 shares. Shares owned also include shares held in a trust in connection with the VF Deferred Savings Plan for Non-Employee Directors as to which the following directors have shared voting power but do not have dispositive power: Mr. Bowles -- 1,737 shares; Mrs.
    Fairbairn -- 4,637 shares; Mrs. Feigin -- 3,870 shares; Mr. Hesse -- 1,502 shares; Mr. Hurst -- 7,656 shares; and Mr. Sharp -- 2,135 shares.

(2) Shares owned also include the following number of stock options that are exercisable as of March 6, 2001, or within 60 days thereafter: Mr.
    McDonald -- 996,000; Mr. Lay -- 184,000; Mr. Schamberger -- 252,000; Mr.
    Shearer -- 118,000; Mr. Bowles -- 4,800; Mr. Buzzell -- 23,400; Mr.
    Crutchfield -- 14,400; Mrs. Fairbairn -- 27,000; Mrs. Feigin -- 34,800; Mr. Fellows -- 14,400; Mr. Hesse -- 4,800; Mr. Hurst -- 27,000; and Mr. Sharp -- 27,000.

(3) Other than Mrs. Fairbairn and Mr. Sharp, who are deemed to beneficially own 20.45% of the Common Stock outstanding, the percentage of shares owned beneficially by each named person does not exceed 1% of the Common Stock outstanding. The percentage of shares owned beneficially by all directors and executive officers as a group was 22.53% of the Common Stock outstanding.

(4) Shares owned include units of VF Common Stock equivalents that are deferred under the VF Stock Compensation Plan, as follows: Mr. McDonald -- 12,703; Mr. Lay -- 4,177; Mr. Schamberger -- 5,045; and Mr. Shearer -- 4,177. These units are fully vested and will be paid out in shares of Common Stock upon expiration of the deferral period, including upon certain types of termination of service. Holders of these units do not have current voting or dispositive power with respect to the shares deliverable in settlement of these units.

(5) Mr. McDonald is also a Director. Shares owned include 43,862 shares of restricted stock over which Mr. McDonald holds voting power but not dispositive power.

(6) Includes 12,922 shares of restricted stock over which the officer holds voting power but not dispositive power.

                                 PROPOSAL NO. 2

                 AMENDMENT TO THE 1996 STOCK COMPENSATION PLAN
                        AND RE-APPROVAL OF CERTAIN TERMS

     The Board of Directors recommends that shareholders approve an amendment to VF's 1996 Stock Compensation Plan, as amended (the "1996 Plan"), to increase the number of shares of VF Common Stock reserved for future grants of awards of all types under the Plan by 7.0 million shares (6.2% of the shares of VF Common Stock outstanding on March 6, 2001) and to increase the maximum number of options for shares that may be granted to any single employee in any calendar year from 250,000 to 500,000. At the 2001 Annual Meeting, shareholders are also being asked to re-approve the business criteria used in setting performance objectives for performance awards under the 1996 Plan (described below under the heading "Performance Awards"). If the proposed amendment to the Plan is approved by shareholders, VF will have approximately 7.3 million shares (6.5% of the outstanding class) available for future grants of options and awards and total of approximately 10.9 million shares (9.7% of the outstanding class) subject to outstanding options and other awards under all of its equity incentive plans for employees and directors.

     The 1996 Plan is VF's only equity compensation plan. It plays an important role in VF's efforts to attract and retain employees and directors of outstanding ability on a basis competitive with market practices, and to align the interests of employees and directors with those of shareholders through an increased equity stake in VF. The shares previously reserved for issuance have been almost entirely utilized. In order to continue to provide the appropriate equity incentives to employees and directors in the future, the Board of Directors has approved an increase in the number of reserved shares, subject to share-holder approval. Also, in order to attract and retain the most senior members of management, increased flexibility is desired to enable VF to grant a significant number of options for retention purposes. Finally, re-approval of the business criteria that may be used for performance awards is being sought in order that compensation resulting from such awards will remain fully deductible by VF under
Section 162(m) of the Internal Revenue Code until 2006.

     INTRODUCTION. VF's 1996 Plan, which was first approved by shareholders at the 1997 Annual Meeting and most recently amended and re-approved by shareholders at the 1999 Annual Meeting, provides for the grant of stock options, limited stock appreciation rights ("LSARs"), restricted stock and restricted stock units (together "Restricted Awards") as awards to employees and directors. The Plan is administered by the Organization and Compensation Committee of the Board of Directors (the "Committee"). The Committee consists entirely of independent directors.

     In 1998, the Board adopted a Mid-Term Incentive Plan (the "Mid-Term Subplan") under the 1996 Plan which specifies the terms under which employees designated by the Committee may be awarded performance-based restricted stock units ("Stock Units") with performance measured over a three-year period based on the average annual total shareholder return of VF Common Stock as compared to the average annual total shareholder return of a group of apparel companies (the "Comparison Group") specified by the Committee. The purpose of the Mid-Term Subplan is to link a portion of executives' compensation opportunity to measures of the Corporation's performance extending over more than one year, thereby providing an incentive for successful long-term strategic management of VF, and otherwise to further the purposes of the 1996 Plan.

     INCREASE IN NUMBER OF SHARES AVAILABLE FOR FUTURE GRANTS. In order to instill an entrepreneurial spirit among its employees, it is VF's practice to grant stock options to a significant number of management-level employees. In 2001, options for a total of 2,216,290 shares were granted to 603 management-level employees. After giving effect to the 2001 stock option grants to management-level employees and to directors as discussed under "Election of Directors -- Directors' Compensation" above, and the award of Stock Units under the Mid-Term Subplan discussed above, approximately 300,000 shares remain available for future grants. Increasing the number of shares authorized for issuance under the 1996 Plan is necessary in order that the Committee may continue to use stock-based awards as an incentive for VF officers and key employees.

     DESCRIPTION OF THE 1996 PLAN. The following is a brief description of the material features of the 1996 Plan.

     ADMINISTRATION. The 1996 Plan generally is administered by the Committee. The Board may, however, itself perform the functions of the committee or may appoint a different committee to administer the 1996 Plan (references to the "Committee" in the following discussion mean the committee then serving or the Board if it is then performing committee functions). Only directors who are not employees of VF or its subsidiaries may serve on the Committee. If any member of the Committee does not qualify as a "Non-Employee Director" under Rule 16b-3 of the 1934 Act ("Rule 16b-3") or an "outside director" under Code Section 162(m), the Committee may function through a subcommittee composed solely of two or more qualifying members, or, for purposes of Rule 16b-3, the nonqualifying member of the Committee may abstain or recuse himself or herself from actions that would be affected by his or her nonqualifying status.

     Subject to the terms and conditions of the 1996 Plan, the Committee has discretionary authority to determine the employees and directors to whom, and the times at which, awards may be granted, the number of shares to be subject to each award and the terms, conditions and limitations of each award. This includes, among other things, authority to determine the times at which options will be exercisable, the time Restricted Awards will vest and become nonforfeitable and the performance conditions, if any, that will attach to Restricted Awards. Committee members shall not be personally liable in connection with any action, determination or interpretation taken or made in good faith under the 1996 Plan.

     Under the 1996 Plan, the Board is authorized to grant options, LSARs or Restricted Awards to non-employee directors in its discretion. The Board generally determines the type, timing and amount of such awards to non-employee directors as part of the overall policies for compensating non-employee directors that may from time to time be adopted by the Board.

     SHARES SUBJECT TO THE 1996 PLAN AND PER-PERSON LIMITATIONS. If the proposed amendment to the 1996 Plan is approved, the total number of shares of VF Common Stock that will be available for issuance pursuant to outstanding awards and awards that may be granted in the future will be approximately 7.3 million (subject to adjustment), constituting approximately 6.5% of outstanding shares of VF Common Stock on March 6, 2001. The number of such shares that may be subject to Restricted Awards granted either as service awards or performance awards may not exceed 1,200,000 (subject to adjustment) which limit is not being changed by the proposed amendment. Shares subject to an award (or to an award outstanding under the 1991 or 1995 Plans) that is canceled, forfeited, or expires or terminates without delivery of shares will also be available for awards under the 1996 Plan, except that shares to which an LSAR relates will be counted against the 1996 Plan limits when an LSAR is settled in cash, and shares issued as Restricted Awards will be counted against the 1996 Plan limits when there is no remaining risk of forfeiture. Shares issued under the 1996 Plan may be either authorized or unissued shares or shares controlled by VF. On March 6, 2001, the reported closing price of VF Common Stock in the New York Stock Exchange Composite Transactions was $35.56 per share.

     As discussed above, the 1996 Plan imposes "per-person" limitations on the annual amount of awards to employees, in order to comply with Code Section 162(m). Under the Plan, no single participant may be granted during any calendar year options to purchase more than 250,000 shares (less any nontandem LSARs) or, Restricted Awards relating to more than 50,000 shares (in each case subject to adjustment, as described below). If the proposed amendment is approved the maximum number of options that may be granted to a single participant in any calendar year will be increased to 500,000.

     ADJUSTMENTS AND EXTRAORDINARY CORPORATE EVENTS. The Committee is authorized to adjust the number and kind of shares subject to the aggregate share limitations and annual per-person limitations under the 1996 Plan and subject to outstanding awards and make other appropriate adjustments in the event that shares of Common Stock are increased, decreased, or exchanged for a different number or kind of securities, or if additional, new or different securities are distributed with respect to outstanding Common Stock as a result of certain extraordinary corporate transactions, in order to preserve the intended benefits or potential benefits to participants. In the event of a merger, consolidation, or reorganization of VF in which the interests of shareholders do not continue in a surviving corporation substantially unchanged, a dissolution or liquidation or sale of substantially all assets of VF, or a change in control (as defined in the 1996
Plan) of VF, the Committee serving before the event may accelerate the exercisability of, lapse of restrictions on, or settlement date of awards, grant LSARs to option holders, pay cash to participants in settlement of outstanding options or Restricted Awards, grant new awards or make other adjustments or amendments, including providing for substitution of new awards by a successor employer. (See Other Terms of Awards.)

     ELIGIBILITY. Employees of VF and its subsidiaries and VF's non-employee directors are eligible to be granted awards under the 1996 Plan. Participation in the 1996 Plan is broad. At December 31, 2000, approximately 600 employees held awards. Since the Plan's inception, a majority of the Plan options have been granted to employees who were not directors or executive officers of the VF.

     STOCK OPTIONS. The Committee is authorized to grant stock options, including both Incentive Stock Options (ISOs) which can result in potentially favorable tax treatment to participants and nonqualified stock options (i.e., options not qualifying as ISOs). The exercise price per share of an option will in each case be not less than 100% of the fair market value of a share on the date of grant. The maximum term of each option, the times at which each option will be exercisable and provisions requiring forfeiture of unexercised options at or following termination of employment generally will be fixed by the Committee, except no option may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash or shares having a fair market value equal to the exercise price, as the Committee may determine from time to time, and the Committee may establish procedures for broker-assisted cashless exercises. ISOs are subject to certain additional limitations in order to qualify for favorable tax treatment.

     LSARS. The Committee or the Board is authorized to grant LSARs. An LSAR is a limited stock appreciation right, payable in cash and exercisable only upon the occurrence of a change in control (as defined), which entitles the participant to receive for each LSAR the excess of a defined "market price" of a share over the exercise price per share of a stock option to which the LSAR relates. The term "market price" means the greater of (i) the highest price per share paid in connection with the change in control and (ii) the highest trading price per share during the 60 days before the change in control. LSARs may or may not be in tandem with the related stock option; if in tandem, the exercise of the LSAR will result in the cancellation of the stock option; if not in tandem, the related stock option will remain outstanding even though the LSAR has been exercised. The term of each LSAR and related forfeiture provisions will be the same as the option to which the LSAR relates; the exercise or cancellation of an option will result in the cancellation of any unexercised LSAR to which the option relates.

     RESTRICTED AWARDS. The Committee is authorized to grant Restricted Awards, which includes restricted stock and restricted stock units. An award of restricted stock is a grant of shares which may not be sold or disposed of and which may be forfeited in the event of certain kinds of termination of employment or service to VF prior to the end of the restricted period specified by the Committee. Except for these restrictions, a participant granted restricted stock generally has all of the rights of a shareholder of VF, including the right to vote the shares and to receive dividends and distributions, except that dividends and distributions are automatically deemed reinvested in additional shares of restricted stock. An award of restricted stock units represents an obligation of VF to issue shares at a specified future date, which award is non-transferable and subject to a risk of forfeiture in the event of certain kinds of termination of employment or service to VF prior to the end of the restricted period specified by the Committee. The restricted period may end before the delivery date for the shares, in which case the award represents a non-forfeitable right to deferred delivery of shares (i.e., stock units). A participant granted restricted stock units has no shareholder rights until shares are issued and delivered, although, for each stock unit (whether or not restricted), amounts equal to the dividends on a share of Common Stock ("dividend equivalents") are credited and automatically deemed reinvested in additional stock units.

     The restricted period for restricted stock and the period during which restricted stock units are subject to a risk of forfeiture may not be less than one year, except in the event of accelerated lapse of restrictions upon a change in control or other extraordinary corporate events or in connection with certain types of termination of employment.

     PERFORMANCE AWARDS. The Committee may impose a condition upon the grant or settlement of a Restricted Award based on the attainment of performance objectives over a performance period specified by the Committee. In such case, not later than 90 days after the beginning of performance period, the Committee shall establish a performance award target for that performance period and specify the performance objective that will be a condition to the grant of the performance award. The performance objective will relate to one or more corporate, business group or divisional levels of performance during the performance period relating to the following business criteria, as specified by the Committee: earnings per share, net earnings, pretax earnings, operating income, net sales, market share, balance sheet measurements, cash return on assets, book value, shareholder return or return on average common equity. In establishing required performance levels, the Committee or Board may disregard or offset the effect of extraordinary or nonrecurring accounting items and changes in required accounting standards. Performance awards may also be authorized as to which the grant is subject to performance based on any of the business criteria specified above as compared to comparable performance of specified peer companies. Awards under the Mid-Term Subplan are performance awards having a performance objective based on VF's shareholder return as compared to peer companies. The Committee retains the discretion to reduce the amount of a performance award that is granted and to impose service requirements which must be met in addition to any required performance objectives.

     OTHER TERMS OF AWARDS. The Committee may permit participants to defer payments relating to awards, including deferrals intended to defer taxation. In addition, the Committee may permit participants to convert restricted stock into stock units at or before the time restrictions on the restricted stock would otherwise lapse. A stock unit is a right to receive a share at a future date, representing in effect a restricted stock unit as to which the risk of forfeiture has lapsed. Settlement of any stock unit (including a restricted stock unit) will be in shares, except that the Committee is authorized to settle such awards in cash. Payments under the 1996 Plan are subject to deduction to satisfy withholding taxes, and participants may be required to separately pay withholding taxes relating to receipt of shares under the 1996 Plan. The Committee may permit participants to direct VF to withhold shares from any award or to deliver previously acquired shares to satisfy withholding obligations. Awards granted under the 1996 Plan generally are nontransferable except pursuant to the laws of descent and distribution, except that the Committee may permit transfers of nonqualified stock options for estate planning purposes. Awards under the 1996 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), although the Committee may authorize grants in exchange for outstanding awards (options may not be "repriced," however, without shareholder approval).

     AMENDMENT AND TERMINATION OF THE 1996 PLAN. The Board may amend, suspend or terminate the 1996 Plan at any time, but may not, without shareholder approval, amend the 1996 Plan to increase the number of shares reserved under the 1996 Plan or reduce the exercise price for options that may be granted under the 1996 Plan. Thus, the 1996 Plan may be amended in ways that increase the cost to VF without further shareholder approval. The 1996 Plan does not otherwise specify a termination date, although ISOs cannot be granted after the applicable ten-year expiration date under Section 422 of the Code.

     FEDERAL INCOME TAX IMPLICATIONS OF THE 1996 PLAN. The following is a brief description of the Federal income tax consequences generally arising with respect to awards under the 1996 Plan.

     The grant of an option or LSAR will create no tax consequences for the participant or VF. A participant will not have taxable income upon exercising an option that is an ISO, except that the alternative minimum tax may apply. Upon exercise of an option other than an ISO, the participant generally must recognize ordinary income equal to the fair market value of the shares acquired on the date of exercise minus the exercise price. Upon exercise of an LSAR, the participant generally must recognize ordinary income equal to the cash received.

     Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise of the ISO minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant's disposition of shares acquired upon the exercise of an option or LSAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares (the tax basis being, generally, the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option or LSAR).

     VF generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option or LSAR. VF generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant.

Accordingly, VF will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the ISO holding periods prior to disposition of the shares.

     A participant granted restricted stock under the 1996 Plan generally will not be subject to taxation at grant or during the period it is restricted as to transferability and subject to a substantial risk of forfeiture. If shares have been delivered to the participant, he or she generally must recognize ordinary income equal to the fair market value of the shares at the time the restricted stock becomes transferable or not subject to a substantial risk of forfeiture. Generally, taxation is deferred with respect to restricted stock units and stock units that are unrestricted until stock is delivered to the participant in settlement of the award. In any case, VF generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant (except as limited under Code Section 162(m), discussed below), in the year in which the participant recognizes such income.

     Code Section 162(m) generally disallows a public company's tax deduction for compensation to certain executive officers, defined as "covered employees," in excess of $1 million in any tax year. Compensation that qualifies as "performance-based compensation" is excluded from the $1 million deductibility cap, and therefore remains fully deductible even if it exceeds $1 million. As discussed above, VF generally intends that options granted and performance-based Restricted Awards granted under the 1996 Plan qualify as such "performance-based compensation," so that such awards will not be subject to the $1 million deductibility cap of Code Section 162(m). A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the 1996 Plan will be fully deductible under all circumstances. In addition, other awards under the 1996 Plan, including Restricted Awards not subject to performance conditions (and possibly LSARs), will not so qualify, so that compensation paid to persons who are covered employees in connection with such awards, to the extent such compensation and other compensation subject to Code Section 162(m)'s deductibility cap in a given year exceeds $1 million, will be subject to Code
Section 162(m)'s deductibility cap. (See Organization and Compensation Committee Report.)

     The foregoing general discussion is intended for the information of shareholders considering their vote with respect to the 1996 Plan amendment and not as tax guidance to participants in the 1996 Plan. This discussion does not address the effects of other Federal taxes (including possible "golden parachute" excise taxes) or taxes imposed under state, local, or foreign tax laws.

       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL
         OF THE FOREGOING AMENDMENT TO THE 1996 STOCK COMPENSATION PLAN
                   AND RE-APPROVAL OF CERTAIN MATERIAL TERMS.

                            INDEPENDENT ACCOUNTANTS

     SELECTION OF INDEPENDENT ACCOUNTANTS. Upon the recommendation of the Audit Committee, the Board of Directors has approved the selection of the firm of PricewaterhouseCoopers LLP to serve as VF's independent accountants for the fiscal year ending December 29, 2001.

     PricewaterhouseCoopers LLP served as VF's independent accountants for the fiscal year ending December 30, 2000. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting of Shareholders to make a statement if they desire to do so and to be available to respond to appropriate questions.

     PROFESSIONAL FEES OF PRICEWATERHOUSECOOPERS LLP. The following summarizes the estimated fees of PricewaterhouseCoopers LLP for services rendered to VF during 2000:

     Audit Fees: The aggregate fees billed or to be billed for professional services rendered for the audit of VF's consolidated financial statements for the fiscal year ended December 30, 2000 and the reviews of the financial statements included in VF's Forms 10-Q for that fiscal year were $989,000.

     Financial Information Systems Design and Implementation
Fees: PricewaterhouseCoopers LLP did not provide financial information systems design or implementation services to VF during 2000.

     All Other Fees. All other fees paid or payable by VF for services other than audit services rendered during 2000 by PricewaterhouseCoopers LLP are estimated at $5.1 million.

     The Audit Committee has considered whether the provision of the foregoing services is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

     REPORT OF THE AUDIT COMMITTEE. The Audit Committee reports as follows with respect to the audit of VF's consolidated financial statements for the fiscal year ended December 30, 2000 (the "2000 Financial Statements"). At the meeting of the Audit Committee held in February 2001, the Audit Committee (i) reviewed and discussed with management the 2000 Financial Statements; (ii) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement of Auditing Standards No. 61 (Communication with Audit Committees) which include, among other items, matters related to the conduct of the audit of the 2000 Financial Statements; and (iii) received from PricewaterhouseCoopers LLP disclosures regarding their independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PricewaterhouseCoopers LLP their independence from VF. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the 2000 Financial Statements as audited by PricewaterhouseCoopers LLP be included in VF's Annual Report on Form 10-K for the fiscal year ended December 30, 2000 to be filed with the Securities and Exchange Commission.

                            George Fellows, Chairman
                               Barbara S. Feigin
                                Daniel R. Hesse
                               W. Alan McCollough

                               OTHER INFORMATION

OTHER MATTERS

     The Board of Directors does not know of any other matter that is intended to be brought before the Meeting, but if any other matter is presented, the persons named in the enclosed proxy will be authorized to vote on behalf of the shareholders in their discretion and intend to vote the same according to their best judgment. At February 7, 2001, VF had not received notice of any matter to be presented at the Meeting other than as described in this proxy statement.

     The enclosed proxy may be revoked by a later-dated proxy, by giving notice to the Secretary of VF in writing prior to the Meeting, by personal notification at the Meeting prior to the voting, or through Internet or telephone voting. Your latest vote, including via the Internet or telephone, is the one that is counted.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the 1934 Act requires directors and certain officers of VF, as well as persons who own more than 10% of a registered class of VF's equity securities ("Reporting Persons"), to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. VF believes that during the preceding year all Reporting Persons timely complied with all filing requirements applicable to them.

EXPENSES OF SOLICITATION

     VF will bear the cost of this proxy solicitation. In addition to the use of mail, proxies may be solicited in person or by telephone by VF employees without additional compensation. VF has engaged D.F. King & Co., Inc. to solicit proxies in connection with the proxy statement, and employees of that company are expected to solicit proxies in person, by telephone and by mail. The anticipated cost to VF of such solicitation is approximately $10,000, plus expenses. VF will reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses incurred in sending proxy material to principals and obtaining their proxies.

2001 SHAREHOLDER PROPOSALS

     In order for shareholder proposals for the 2002 Annual Meeting of Shareholders to be eligible for inclusion in VF's proxy statement, VF must receive them at its principal office in Greensboro, North Carolina on or before November 23, 2001. In order for shareholder proposals that are not intended to be included in VF's proxy statement but which are to be presented at the 2002 Annual Meeting of Shareholders to be timely, VF must receive notice of such at its principal office in Greensboro, North Carolina on or before February 6, 2002.

                                             By Order of the Board of Directors

                                                  Candace S. Cummings
                                             Vice President -- Administration,
                                             General Counsel and Secretary
Dated: March 22, 2001

                                                                      APPENDIX 1

                                 VF CORPORATION
                            AUDIT COMMITTEE CHARTER

                          (AS AMENDED APRIL 25, 2000)

I. PURPOSE

     The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of VF Corporation ("VF") is to assist the Board in its responsibility to oversee management's conduct of VF's financial reporting process. This includes the oversight of VF's financial statements provided to any governmental or regulatory body, the public, or other users, the effectiveness of VF's internal control process, and the annual independent audit of VF's financial statements.

II. STRUCTURE

     The Board shall annually designate the members of the Committee and its Chairman. The Committee shall be composed of not less than three nor more than six members of the Board. All members of the Committee shall meet the requirements of the New York Stock Exchange ("NYSE") concerning (1) independence (including restrictions concerning employment relationships, business relationships, family relationships, and cross compensation committee links), and (2) financial literacy. Further, at least one member of the Committee shall meet the requirements of the NYSE concerning accounting or related financial management expertise.

     The Secretary of VF or the Secretary's designee will serve as the Secretary of the Committee.

III. MEETINGS

     The Committee shall meet at least twice a year, or more frequently as circumstances dictate, and at such times and places as determined by the Committee. As part of its responsibility to foster open communication, the Committee shall meet at least annually with management, the General Auditor, and the independent auditor in separate executive sessions to discuss any matters that any of them believe should be discussed privately. Any member of the Committee may call a meeting. A majority of the members of the Committee shall constitute a quorum at any meeting. In the absence of its Chairman, the Committee may appoint any other member of the Committee to preside at its meetings. The members of the Committee shall not have the authority to appoint another director to act in the place of an absent or disqualified member of the Committee.

     A written agenda shall be prepared, when possible, for each meeting and distributed to Committee members before the meeting, together with any relevant background materials. Minutes of each meeting shall be prepared and distributed to the Committee. The Committee shall report on each of its proceedings to the Board at the next regular meeting of the Board.

IV. RESPONSIBILITIES AND DUTIES

     The Committee's responsibility is one of oversight. Management is responsible for preparing VF's financial statements, and the independent auditor is responsible for auditing those financial statements. Management, including the Internal Audit Department, is responsible for using appropriate accounting and financial principles and maintaining appropriate internal controls. Therefore, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to VF's financial statements or any professional certification as to the independent auditor's work.

     The Committee shall have the following basic duties and such other duties as shall be specifically assigned to the Committee by the Board and assumed by the Committee:

  A.  Review of Financial Reports

     1. The Committee shall review with management and the independent auditor the audited financial statements to be included in VF's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the independent auditor the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61 (as it may be modified or supplemented).

     2. The Committee, or at least its chairman, shall review with management and the independent auditor interim financial results to be included in VF's quarterly reports to be filed with the Securities and Exchange Commission and the matters required to be discussed by SAS No. 61 (as it may be modified or supplemented); this review will occur prior to VF's filing of any Form 10-Q.

  B.  Independent Auditor

     1. The independent auditor is ultimately accountable to the Board as assisted by the Committee. The Board and the Committee have the ultimate authority and responsibility to select, evaluate, and where appropriate, replace the independent auditor. The Committee shall review the independence and performance of the independent auditor and recommend to the Board the selection, evaluation, and, where appropriate, the replacement of the independent auditor.

     2. The Committee shall meet with the independent auditor to review its audit plan and, before releasing year-end earnings, the results of the audit.

     3. The Committee shall review the fees and other significant compensation to be paid to the independent auditor.

     4. The Committee shall require that the independent auditor submit annually a formal written statement delineating all relationships between the independent auditor and VF. On an annual basis (or more often, if required), the Committee shall review and discuss with the independent auditor all significant relationships it has with VF that could impair the independent auditor's objectivity or independence.

     5. The Committee shall obtain the independent auditor's assurance that the audit was conducted in a manner consistent with the Securities Exchange Act of 1934, as amended.

  C.  Internal Audit

     1. The Committee shall review the appointment and replacement of VF's General Auditor.

     2. The Committee shall advise the General Auditor that he or she is expected to provide the Committee with a report, at least annually, on VF's financial statements and internal controls based on the internal auditing performed.

     3. The Committee shall review the Internal Audit Department's annual plan, interim activities, and organizational structure, as needed.

  D.  Financial Reporting, Accounting Principles and Internal Control Matters

     The Committee shall advise management, including the Internal Audit Department, and the independent auditor that they are expected to provide the Committee with a timely analysis of significant financial reporting, accounting, or internal control matters.

  E.  Report to Shareholders

     The Committee shall prepare a report to shareholders for inclusion in VF's annual proxy statement as required by the Securities and Exchange Commission.

  F.  Review of Charter

     The Committee shall annually review the provisions of this Charter and recommend appropriate changes to the Board.

V. RESOURCES AND AUTHORITY

     The Committee may authorize or conduct investigations into any matters within the scope of its responsibilities. The Committee shall have the authority to call before it management and other employees of VF involved in financial or internal control matters. Further, the Committee shall have the power to engage such financial and internal control experts, including independent public accountants other than VF's independent auditor, counsel, including counsel other than VF's regular counsel, and other consultants as it deems reasonably necessary to assist it in carrying out its responsibilities.

                      PROXY SOLICITATION/VOTING INSTRUCTION CARD

                                 VF CORPORATION

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                        ANNUAL MEETING ON APRIL 24, 2001
P
R    The undersigned hereby appoints M.J. McDonald and C.S. Cummings, and each
O    of them acting individually, proxies of the undersigned, with full power of
X    substitution, to represent and vote, as directed on the reverse side of
Y this card, all shares of Common Stock of VF Corporation held of record by the undersigned on March 6, 2001, at the Annual Meeting of Shareholders of VF Corporation to be held on April 24, 2001, and at any adjournments thereof, and, in their discretion, upon such other matters not specified as may come before said meeting. The undersigned hereby revokes any prior proxies.

     ELECTION OF DIRECTORS                        Change of Address and Comments

     Nominees:                                    ------------------------------
      For a 3-year term: 01 Robert D. Buzzell
                         02 Edward E. Crutchfield ------------------------------
                         03 George Fellows
                         04 Daniel R. Hesse       ------------------------------

                                                  ------------------------------
                                        (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE
     BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.
                                                              ------------------
                                                                CONTINUED AND
     UNLESS YOU VOTE BY TELEPHONE, INTERNET, OR BY SIGNING      TO BE SIGNED
     AND RETURNING THIS CARD, THE PROXIES CANNOT VOTE          ON REVERSE SIDE
     YOUR SHARES.                                             ------------------

--------------------------------------------------------------------------------
                              * FOLD AND DETACH *

     VOTING INSTRUCTIONS FOR THE VF CORPORATION TAX-ADVANTAGED SAVINGS PLAN
                FOR SALARIED EMPLOYEES (THE "SALARIED 401(k)"):

This card constitutes voting instructions to Fidelity Management Trust Company, the Trustee for the Salaried 401(k), to vote in person or by proxy any shares of Common Stock and Series B ESOP Convertible Preferred Stock allocated to the undersigned as of March 6, 2001 under the Salaried 401(k), at the Annual Meeting of Shareholders of VF Corporation to be held on April 24, 2001, and also constitutes voting instructions to the Trustee for a proportionate number of shares of Common Stock and Series B ESOP Convertible Preferred Stock in the Salaried 401(k) for which no instruction card has been received from other participants. If you do not return this card, the Trustee will vote any shares allocated to you in the same proportion as the shares for which instructions were received from other participants in the Salaried 401(k).

   VOTING INSTRUCTIONS FOR THE VF CORPORATION TAX-ADVANTAGED SAVINGS PLAN FOR
      HOURLY EMPLOYEES (THE "HOURLY 401(k)") AND/OR THE BLUE BELL SAVINGS,
          PROFIT SHARING AND RETIREMENT PLAN (THE "BLUE BELL 401(k)"):

This card also constitutes voting instructions to Fidelity Management Trust Company, the Trustee for the Hourly 401(k) and for the Blue Bell 401(k), to vote in person or by proxy any shares of Common Stock allocated to the undersigned as of March 6, 2001 under the Hourly 401(k) and/or the Blue Bell 401(k), at the Annual Meeting of Shareholders of VF Corporation to be held on April 24, 2001, and at any adjournments thereof, and also constitutes voting instructions to the Trustee for a proportionate number of shares of Common Stock in the Hourly 401(k) and/or the Blue Bell 401(k), as the case may be, for which no instruction card has been received from other participants. If you do not return this card, the Trustee will vote any shares allocated to you in either plan in the same proportion as the shares for which instructions were received from other participants in such plan.

    VOTING REQUEST FOR THE VF EXECUTIVE DEFERRED SAVINGS PLAN (THE "EDSP"):

This card constitutes a voting request to the VF Corporation Pension Plan Committee (the "Committee"), Administrator of the EDSP, to vote the VF Corporation shares held by the trustee of the grantor trust relating to the
EDSP and credited to the participant's EDSP account as of March 6, 2001, at the Annual Meeting of Shareholders to be held on April 24, 2001, and at any adjournments thereof, with the understanding that the Committee, pursuant to its discretionary powers under the EDSP, may reject this request and direct that the shares be voted in a contrary manner.
                                                                 ---------------
                                                                   SEE REVERSE
                                                                       SIDE
                                                                 ---------------

[  X  ]  PLEASE MARK YOUR
         VOTES AS IN THIS
         EXAMPLE.

Shares subject to this proxy/voting instruction card will be voted in the manner indicated below, when the card is properly executed and returned. If no indication is made, such shares will be voted FOR the election of all nominees as Directors and FOR approval of the Proposal to amend the 1996 Stock Compensation Plan and re-approve certain material terms of the Plan. For participants in VF Corporation employee benefit plans: This card will be treated as voting instructions to the plan trustees or administrator, as explained on the detachable portion of the card.
________________________________________________________________________________
Directors recommend a vote FOR all nominees and FOR approval of the Proposal to amend the 1998 Stock Compensation Plan and re-approve certain material terms of the Plan.
________________________________________________________________________________
                  FOR   WITHHELD                          FOR  AGAINST   ABSTAIN
  1. Election of [   ]   [   ]  2. Proposal to          [    ] [    ]    [    ]
     Directors                  approve the amendment
                                to the 1996 Stock
                                Compensation Plan and
                                re-approve certain
                                material terms of the Plan.

FOR, except vote withheld       I will attend the            Change of address/
from the following nominee(s):   meeting.  [  ]              comments   [  ]
_______________________________________________________________________________

   PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED IF MAILED IN THE UNITED STATES.

   NOTE: Please sign name(s) exactly as printed hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                              __________________________________

                                              __________________________________
                                              SIGNATURE(S)                  DATE
_______________________________________________________________________________
          *FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY/*
                       VOTING INSTRUCTION CARD BY MAIL








[VF LOGO]



Dear Shareholder:

     VF Corporation encourages you to take advantage of one of the new and convenient ways to vote your shares. You can vote shares 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. To vote your shares by telephone or the Internet, you must use the control number printed in the box above, just below the perforation. The control number must be used to access the system. YOUR INTERNET OR TELEPHONE VOTE MUST BE RECEIVED BY 11:59 P.M., EASTERN DAYLIGHT TIME, ON APRIL 23, 2001.

     1. To vote on the Internet, go to the web site http://www.eproxyvote.com/vfc.

     2. To vote over the telephone, dial 1-877-PRXVOTE (1-877-779-8683). Outside of the U.S. and Canada, shareholders should call 1-201-536-8073.

     Your telephone or Internet vote authorizes the proxies named on the above proxy/voting instruction card in the same manner as if you had marked, signed, dated, and returned the proxy/voting instruction card. IF YOU CHOOSE TO VOTE TELEPHONICALLY OR THROUGH THE INTERNET, THERE IS NO NEED TO MAIL BACK YOUR PROXY/VOTING INSTRUCTION CARD.

                  YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

                                 VOTING REQUEST

TO:   VF CORPORATION PENSION PLAN COMMITTEE (THE "COMMITTEE")
      ADMINISTRATOR OF THE VF DEFERRED SAVINGS PLAN FOR
      NON-EMPLOYEE DIRECTORS (THE "PLAN")

      As a participant in the Plan with certain Deferrals being credited with gains and losses as if invested in the VF Corporation Common Stock Fund, and in accordance with the Committee's procedures permitting each such participant the right to request that the VF shares held by the trustee of the grantor trust relating to the Plan and credited to the participant's Plan account at the record date be voted in a specific manner, I hereby request that my VF shares so credited be voted, in person or by proxy, in the manner shown below:

ELECTION OF DIRECTORS

      THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS.

      Nominees:   For a 3-year term:
                  Robert D. Buzzell; Edward E. Crutchfield; George Fellows;
                  Daniel R. Hesse

     [ ]  VOTE FOR all nominees listed above,        [ ]  VOTE WITHHELD
          except vote withheld from individual            from all nominees
          nominees as follows:

          ------------------------------

          ------------------------------

PROPOSAL TO AMEND THE 1996 STOCK COMPENSATION PLAN

     THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1996 STOCK COMPENSATION PLAN AND RE-APPROVAL OF CERTAIN MATERIAL TERMS OF THE PLAN.

      FOR               AGAINST                 ABSTAIN
      [ ]                 [ ]                     [ ]


I understand that if I return this form properly signed but do not otherwise specify my choices, this will be deemed to be a request to vote FOR the Election of Directors and FOR approval of the amendment to the 1996 Stock Compensation Plan and re-approval of certain material terms of the Plan. I further understand that this Committee, pursuant to its discretionary powers under the Plan, may reject this request and direct the trustee to vote the shares in a contrary manner.

      Signature of Participant:

      ___________________________
      Dated: ____________, 2001





IMPORTANT: Please sign and date these instructions exactly as your name appears hereon.


PLEASE SIGN, DATE AND RETURN THESE INSTRUCTIONS PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED IF MAILED IN THE UNITED STATES.